UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

MIPS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK MITCHELL
PETER A. FELD
ROBERT KRAMER
JEFFREY S. MCCREARY
KENNETH H. TRAUB

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED SEPTEMBER 21, 2011

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

__________, 2011

Dear Fellow Stockholder:

Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”) and the other participants in this solicitation (collectively, “Starboard” or “we”) are the beneficial owners of an aggregate of 4,805,952 shares of common stock, $0.001 par value per share (the “Common Stock”) of MIPS Technologies, Inc. (the “Company”), representing approximately 9.1% of the outstanding shares of Common Stock of the Company.  For the reasons set forth in the attached Proxy Statement, we are seeking representation on the Board of Directors of the Company.  We are seeking your support at the annual meeting of stockholders scheduled to be held at ______________ located at ___ ________, ________, _________ _______ on _______, _______, 2011 at __:__ _.m., local time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.
To consider and vote upon the election of Starboard V&O Fund’s three director nominees to serve a three-year term as Class I directors on the Company’s Board of Directors in opposition to the Company’s Class I director nominees;

2.
To consider and vote upon the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year, which ends on June 30, 2012;

3.	[SAY-ON PAY];

4.	[SAY-WHEN-ON PAY]; and

5.	To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed WHITE proxy card today.  The attached Proxy Statement and the enclosed WHITE proxy card are first being furnished to the stockholders on or about __________, 2011.

If you have already voted for the incumbent management slate you have every right to change your vote by signing, dating and returning a later dated WHITE proxy card or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at their address and toll-free numbers listed below.

Thank you for your support,

/s/ Jeffrey C. Smith

Jeffrey C. Smith
Starboard Value and Opportunity Master Fund Ltd

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Starboard’s proxy materials,
please contact Okapi Partners LLC at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: 1-877-274-8654
E-mail: info@okapipartners.com

2

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED SEPTEMBER __, 2011

2011 ANNUAL MEETING OF STOCKHOLDERS
OF
MIPS TECHNOLOGIES, INC.

_________________________

PROXY STATEMENT
OF
STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC, a Delaware limited liability company (“Starboard LLC”), Starboard Value LP (“Starboard Value LP”), Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Peter A. Feld, Mark Mitchell and Jeffrey C. Smith (collectively, “Starboard” or “we”) are significant stockholders of MIPS Technologies, Inc., a Delaware corporation (the “Company”).  We believe that the Company is deeply undervalued, owing in large part to the Company’s weak operating performance, deteriorating margins and poor capital allocation decisions around internal investments and acquisitions, and that the Board of Directors of the Company (the “Board”) is not taking the actions we believe could enhance shareholder value.  We are seeking your support for the election of our three director nominees to the Board at the annual meeting of stockholders scheduled to be held on __________, 2011 at ____ _.m. local time at _____ located at _____ _______, _______, ______ _____ (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.
To consider and vote upon the election of Starboard’s director nominees, Robert Kramer, Jeffrey S. McCreary, Kenneth H. Traub and Jeffrey C. Smith (each a “Nominee” and, collectively, the “Nominees”), to serve as Class I directors of the Company;

2.
To consider and vote upon the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year, which ends on June 30, 2012;

3.	[SAY-ON PAY];

4.	[SAY-WHEN-ON PAY]; and

5.	To transact such other business, if any, as may properly come before the Annual Meeting.

The Company has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as [_______ __], 2011 (the “Record Date”).  The mailing address of the principal executive offices of the Company is 955 East Arques Avenue, Sunnyvale, California  94085.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to the Company, as of the Record Date, there were [__________] shares of Common Stock, $0.001 par value (the “Shares”), outstanding and entitled to vote at the Annual Meeting.  As of the Record Date, Starboard and the Nominees collectively owned an aggregate of 4,805,952 Shares, which represents approximately 9.1% of the Shares outstanding.

We intend to vote such Shares FOR the election of the Nominees, FOR the ratification of the selection of Ernst & Young LLP, [FOR/AGAINST] the Say-on-Pay Proposal and for future advisory votes on executive compensation to be held every ONE year with respect to the Say-on-Pay Frequency Proposal, as described herein.

THIS SOLICITATION IS BEING MADE BY STARBOARD AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.  SHOULD OTHER MATTERS, WHICH STARBOARD IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED WHITE PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

STARBOARD URGES YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE FOR EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our WHITE proxy card are available at http://www.___________.com

IMPORTANT

Your vote is important, no matter how few Shares you own.  Starboard urges you to sign, date, and return the enclosed WHITE proxy card today to vote FOR the election of the Nominees.

•
If your Shares are registered in your own name, please sign and date the enclosed WHITE proxy card and return it to Starboard, c/o Okapi Partners LLC (“Okapi Partners”) in the enclosed postage-paid envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a WHITE voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our three independent Nominees only on our WHITE proxy card.  So please make certain that the latest dated proxy card you return is the WHITE proxy card.

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Stockholders Call Toll-Free at: 1-877-274-8654 E-mail: info@okapipartners.com

BACKGROUND TO SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

❖	On September 7, 2011, representatives of Starboard met with Maury Austin, the Company’s Chief Financial Officer, to discuss the Company.

❖
On September 12, 2011, Starboard delivered a letter to the Board expressing its belief that the Shares are deeply undervalued and that meaningful opportunities exist to unlock significant value based on actions within the control of management and the Board.

❖
On September 12, 2011, Starboard delivered a letter to the Company nominating Robert Kramer, Jeffrey S. McCreary, Jeffrey C. Smith and Kenneth H. Traub, as nominees as Class I directors to be elected to the Board at the Annual Meeting.

REASONS FOR OUR SOLICITATION

We are significant stockholders of the Company.  Collectively, we own in the aggregate a total of 4,805,952 Shares, representing approximately 9.1% of the issued and outstanding Shares.  As significant stockholders of the Company, we have one simple goal – to maximize the value of the Shares for all stockholders.

If elected, our Nominees will attempt to work with other members of the Board to pursue options that we believe are in the best interests of all stockholders and which we believe could enhance stockholder value.  In putting forth the Nominees for election at the Annual Meeting, we are not attempting to take control of the Company.  If the Nominees are elected to the Board, they will comprise a minority of the Board.

We do not believe that the current Board has served the best interests of stockholders, and we question the ability of the current Board to improve the Company’s operating performance and enhance stockholder value.  We have little confidence the Board as currently composed will adequately address the following serious issues that face the Company:

•	The Company’s historically weak stock price performance;

•	The Company’s poor operational performance;

•	The Company’s questionable acquisition strategy; and

•	The Company’s questionable corporate governance practices.

We do not believe these concerns will be remedied unless the Board is reconstituted with independent directors.  Our Nominees are committed to exercising their independent judgment in all matters before the Board and, if elected, they will attempt to work constructively with the other members of the Board to address these concerns and to ensure that the best interests of all stockholders are paramount.  There is no assurance that the Company’s remaining directors will continue to serve as directors with our Nominees if our Nominees are elected.

We are concerned with the Company’s historically weak stock price performance.

The Company has experienced significant declines in its Share price since its IPO in 1998.  As of August 22, 2011, the last trading day prior to the date Starboard’s initial Schedule 13D was filed with the SEC, the Company’s Shares were trading at $4.34 per Share, a decline of 69% from the Company’s IPO price of $14.00 per Share.

As shown in the table below, the Company has dramatically underperformed the Russell 2000 and its Peer Group over almost any measurement period since the Company’s IPO.

	Share Price Performance (1)
	1 Year	3 Year	5 Year	Since IPO

Russell 2000 Index	6.6%	(11.7%)	(6.7%)	42.4%
Peer Group (2)	8.2%	18.1%	5.9%	119.8%
MIPS	(33.1%)	8.5%	(37.2%)	(69.0%)
Underperformance vs. Russell	(39.8%)	20.2%	(30.5%)	(111.4%)
Underperformance vs. Peer Group	(41.3%)	(9.6%)	(43.1%)	(188.8%)

1. Performance as of 8/22/11.
2. Peer Group consists of companies used in MIPS proxy to set executive compensation and include AATI, ARMH, CEVA, ENTR, EXAR, GSIT, IKAN, LAVA, PSEM, PDFS, PLXT, SUPX, TXCC, TRID and VLTR.

While the Company has declined in value by 69% since its IPO, the average share price of the Company’s Peer Group and the Russell 2000 Index have increased by approximately 120% and 42%, respectively.  Further, since January 1, 2011, the Company’s Share price has declined by [__]%, as compared to a decline of only 14% for its Peer Group and 17% for the Russell 2000 Index.

We are concerned with the Company’s poor operating performance.

We believe the Company’s poor stock price performance is due, in large part, to the Company’s weak operating performance and deteriorating margins. As shown in the table below, since Sandeep Vij was named President and CEO of the Company in January 2010, operating margins and profitability have substantially declined.  In fact, operating margins have declined 60% since the third quarter of 2010 alone ─ from approximately 22.5% to approximately 8.9%.

Weak Operating Performance			($ in millions)
FYE June 30	2010					2011					2012	E
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	FY
Royalty Revenue	9.8	11.4	12.1	12.4	45.7	13.6	14.8	13.4	11.8	53.7	50.4
License Revenue	5.2	3.8	5.4	10.9	25.3	8.9	7.0	6.6	5.8	28.4	22.4
Total Revenue	15.0	15.2	17.5	23.3	71.0	22.5	21.9	20.0	17.6	82.0	72.8

COGS	0.1	0.1	0.1	0.6	0.9	0.6	0.3	0.2	0.3	1.3	1.3
R&D	5.8	5.8	6.3	6.4	24.3	5.9	7.1	7.1	7.6	27.7	32.2
Sales & Marketing	3.4	3.6	3.9	4.9	15.8	3.9	4.9	5.4	4.9	19.1	19.9
G&A	3.1	3.6	3.3	3.6	13.6	3.2	3.7	3.4	3.2	13.5	13.2
Total Expenses	12.4	13.0	13.6	15.5	54.6	13.5	16.1	16.0	16.0	61.6	66.6

Operating Profit	2.6	2.1	3.9	7.8	16.4	9.0	5.8	4.1	1.6	20.5	6.3
Operating Margin	17.0%	14.0%	22.5%	33.4%	23.1%	40.1%	26.5%	20.3%	8.9%	24.9%	8.6%

While the Company has attempted to drive revenue growth by increasing its spending on research and development and sales and marketing, revenue has actually declined over the last four consecutive quarters and is expected to decline over the coming year.  We believe that the decline in revenue, together with an increase in operating expenses, has caused significant deterioration in operating margins and may continue to negatively impact operating margins into the future, should revenues continue to decline and expenses continue to increase.

We are concerned with the Company’s questionable acquisition strategy.

On August 27, 2007, the Company announced the acquisition of Chipidea Microelectronica S.A. (“Chipidea”) for an aggregate value of $149 million, plus assumed liabilities.1  Prior to this announcement, the Shares were trading at $8.17 per Share.  As a result of the acquisition of Chipidea, the Company depleted its entire $145 million of net cash and swung to a net debt balance of $11.7 million.2  Less than two years later, on May 7, 2009, the Company sold Chipidea to Synopsys for $22 million, representing less than 15% of the original $149 million purchase price.  We are concerned that the Company may consider using its cash to pursue similarly ill-advised acquisitions in the future.

We believe the Company’s anti-takeover provisions entrench the Board and should be eliminated.

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) contain anti-takeover provisions that we believe have the effect of entrenching the Board.  These anti-takeover provisions include, but are not limited to, the following:

•	the Board is divided into three classes serving staggered, three-year terms;

•	directors may only be removed for cause;

1 Includes $147 million cash purchase price plus $2.3 million in acquisition costs. Assumed liabilities include approximately $6.4 million in net debt/capital leases, as of June 30, 2007.

2 Includes $21.7 million of short-term debt and $7.6 million of capital leases, less $17.6 million in cash and equivalents, as of September 30, 2007.

•	stockholders are prohibited from calling special meetings of stockholders; and

•	stockholders are prohibited from acting by written consent in lieu of a meeting of stockholders.

We believe the stockholders of the Company should have the ability to hold the full Board accountable at all times.  The foregoing anti-takeover provisions effectively give stockholders the ability to hold only one-third of the Board accountable each year.  As a result, these anti-takeover provisions, in our view, serve to insulate the Board from being held accountable to stockholders for the Company’s poor operating and stock price performance.

Our Nominees have the experience and qualifications necessary to maximize value for stockholders.

We believe our Nominees have the qualifications and experience necessary to assist the Board in the challenges identified above and in taking the necessary steps to enhance stockholder value.

Robert Kramer is the founder and Managing Partner of Altitude Capital Partners, a leading private investment firm focused on investing in businesses whose primary assets are intellectual property.  Prior to founding Altitude Capital Partners, Mr. Kramer was a Managing Director at the Drawbridge Special Opportunities Fund of Fortress Investment Group LLC, a leading global investment manager.  His depth of experience in senior executive roles of various companies and his investment and financial expertise will enable him to assist in the effective oversight of the Company.

Jeffrey McCreary is a former Senior Vice-President at Texas Instruments, where he was most recently the Manager of Worldwide Sales and Marketing.  He currently serves as an independent management consultant, an outside director of two major corporations, Gennum Corporation (GND.TO) and the Isola Group, and author.  His technology expertise, together with his experience as an executive and director of technology companies, including Texas Instruments, will provide him with unique insight in evaluating and analyzing the issues facing the Company.

Jeffrey C. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP.  As Chief Investment Officer of Starboard Value LP, he has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. Mr. Smith also has extensive public board experience and currently serves on the Board of Directors of Surmodics, Inc., a leading provider of drug delivery and surface modification technologies to the healthcare industry.  Mr. Smith’s experience in a variety of industries together with his management experience in a variety of roles enable Mr. Smith to provide the Company with valuable financial and executive insights.

Kenneth H. Traub is currently the President and Chief Executive Officer of Ethos Management, a private investment and consulting firm, and an operating partner of CI Capital Partners, a private equity investment firm with over $1 billion of capital under management.  Previously, Mr. Traub served as President, Chief Executive Officer and a director of American Bank Note Holographics, Inc. (“ABNH”), a leading global provider of product security and authentication solutions.  Under Mr. Traub’s leadership, ABNH’s stockholder value increased by more than 1,000% culminating in the acquisition of ABNH by JDS Uniphase Corp. (“JDSU”), a leading global provider of technologies for communications, brand enhancement and authentication.  He is currently a director of iPass, Inc. (NASDAQ: IPAS), a leading provider of enterprise mobility services.  He is also Chairman of the Board of Omnego, Inc., a privately-held supplier of mobile cards, coupons and tickets.  Mr. Traub brings significant operational, financial and leadership experience from his roles as a senior executive of various companies, including ABNH where he managed an extensive turnaround and orchestrated its sale to JDSU.  He brings a wealth of board experience and corporate governance awareness from his current and past service as a director of various public and private companies.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company has a classified Board, which currently consists of three Class I directors, two Class II directors, and two Class III directors.  We believe that the terms of three Class I directors expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect three of the Nominees in opposition to the Company’s three Class I director nominees.  Your vote to elect such Nominees will have the legal effect of replacing the three incumbent Class I directors with such Nominees.  If elected, such Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they can implement the actions that they believe are necessary to enhance stockholder value.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company is set forth above in the section entitled “Reasons For Our Solicitation.”  This information has been furnished to us by the Nominees.  The Nominees are citizens of the United States of America.

Robert Kramer, age 47, has been the founder and Managing Partner of Altitude Capital Partners, a leading private investment firm focused on investing in businesses whose primary assets are intellectual property, since July 2005.  Prior to founding Altitude Capital Partners, from 2003 until 2004, Mr. Kramer was a Managing Director at the Drawbridge Special Opportunities Fund of Fortress Investment Group LLC (“Fortress”), a leading global investment manager, where he was responsible for sourcing, structuring and executing investments in numerous asset classes.  Mr. Kramer developed an expertise in litigation assets/claims and consummated numerous investments in pools of personal injury claims and class action litigation. Prior to Fortress, Mr. Kramer was an Investment Banking Managing Director with Merrill Lynch & Co., specializing in leveraged finance and communications, from 1989 until 2003. Prior to Merrill Lynch & Co., Mr. Kramer was with Paine Webber in the Management Associates Program, from 1986 until 1988.  Mr. Kramer holds an MBA from Columbia University Graduate School of Business and graduated with honors from the University of Pennsylvania, Wharton Undergraduate School of Business.  Mr. Kramer’s principal business address is c/o Altitude Capital Partners, 485 Madison Avenue, New York, New York 10022.

Jeffrey McCreary, age 54, is an independent management consultant, an outside director of two major corporations and author.  Mr. McCreary is a former Senior Vice-President at Texas Instruments, where he was most recently the Manager of Worldwide Sales and Marketing, from 1998 until 2005, where he directed the global sales organization and was responsible for $12 billion dollars in revenue.  Mr. McCreary held a variety of other executive positions within Texas Instruments, including the General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors.  Mr. McCreary has led organizations conducting product design and development, manufacturing, marketing, and sales.  His book, “Creating the I in Team” was published in 2007.  McCreary currently serves as an independent board director of the Gennum Corporation (GND.TO) and the Isola Group (privately held).  He is also working as a special consultant to the National Hockey League (NHL) Coaches Association.  Additionally, Mr. McCreary is a long-time member of the Board of Trustees of the Rose-Hulman Institute of Technology.  McCreary holds a bachelor’s degree in electrical engineering from the Rose-Hulman Institute of Technology and received an honorary doctorate in engineering from Rose-Hulman Institute of Technology in 2004.  Mr. McCreary’s principal business address is 9468 Sullivan Place, Zionsville, Indiana 46077.

Jeffrey C. Smith, age 39, is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP. Prior to founding Starboard Value LP, Mr. Smith was a Partner Managing Director of Ramius LLC, a subsidiary of Cowen Group, Inc. (“Cowen”), and the Chief Investment Officer of Ramius Value and Opportunity Master Fund Ltd. Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee.  Prior to joining Ramius LLC in January 1998, he served as Vice President of Strategic Development for The Fresh Juice Company, Inc. Mr. Smith has been a member of the Board of Directors of Surmodics, Inc., a leading provider of drug delivery and surface modification technologies to the healthcare industry, since January 2011.  Previously he served on the Board of Directors of Zoran Corporation, a leading provider of digital solutions in the digital entertainment and digital imaging market, from March 2011 until its merger with CSR plc in August 2011.  Mr. Smith was the Chairman of the Board of Phoenix Technologies Ltd., a provider of core systems software products, services and embedded technologies, from November 2009 until the sale of the company to Marlin Equity Partners in November 2010.  He also served as a director of Actel Corporation, a provider of power management solutions, from March 2009 until its sale to Microsemi Corporation in October 2010.  Mr. Smith is a former member of the Board of Directors of S1 Corporation, Kensey Nash Corp., The Fresh Juice Company, Inc., and Jotter Technologies, Inc., an internet infomediary company. Mr. Smith served as a member of the Management Committee for Register.com, which provides internet domain name registration services. He began his career in the Mergers and Acquisitions department at Société Générale.  Mr. Smith’s principal business address is c/o Starboard Value LP, 599 Lexington Avenue, 19th Floor, New York, New York 10022.

Kenneth H. Traub, age 50, is the President and Chief Executive Officer of Ethos Management, a private investment and consulting firm that he founded in 2009.  Mr. Traub entered into an agreement in 2010 with CI Capital, a private equity firm with over $1 billion under management, pursuant to which the parties are pursuing acquisitions together.  From April 1999 until its acquisition by JDS Uniphase Corp. (“JDSU”) in February 2008, Mr. Traub served as President, Chief Executive Officer and a member of the board of directors of American Bank Note Holographics, Inc. (“ABNH”), a publicly traded, global leader in product and document security.  Mr. Traub managed an extensive turnaround of ABNH, and under his leadership, ABNH’s stockholders enjoyed a gain of over 1000% from 2001 to 2008.  Following the acquisition of ABNH, Mr. Traub served as Vice President of JDSU through September 2008.  Previously, Mr. Traub was a founder, Executive Vice President and Chief Financial Officer of Voxware, Inc. from 1994 to 1998.  Mr. Traub currently serves on the Board of Directors of iPass, Inc. (Nasdaq:IPAS), a global provider of mobility software and services and as Chairman of the Board of Directors of Omnego, Inc., a software company which supplies a platform for digital cards, tickets and coupons for mobile devices.  Mr. Traub served on the Board of Directors of Phoenix Technologies, Inc. (NASDAQ:PTEC) from December 2009 until its sale in December 2010.  Mr. Traub also serves as the Chairman of the Board of the New Jersey Chapter of Young Presidents Organization.  Mr. Traub received a Masters in Business Administration from Harvard Business School and a B.A. from Emory University.  Mr. Traub’s principal business address is 500 Park Avenue, 8th Floor, New York, New York 10022.

Each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.  No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

As of the date hereof, Mr. Kramer does not beneficially own any securities of the Company and has not made any direct purchases or sales of any securities of the Company during the past two years.  As of the date hereof, Mr. McCreary directly owns 17,000 Shares.  As of the date hereof, Mr. Traub directly owns 20,000 Shares.  Mr. Smith does not directly own any Shares.  Each of the Nominees, as a member of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be deemed to beneficially own an aggregate of 4,805,952 Shares.  Each of the Nominees specifically disclaims beneficial ownership of such Shares that he does not directly own.  For information regarding purchases and sales during the past two years by Messrs. McCreary and Traub and the other members of the group of securities of the Company that may be deemed to be beneficially owned by the Nominees, see Schedule I.

Starboard V&O Fund and certain of its affiliates have signed letter agreements, pursuant to which they agree to indemnify each of Messrs. Kramer, McCreary and Traub against claims arising from the solicitation of proxies from the Company stockholders in connection with the Annual Meeting and any related transactions.

In addition, Starboard V&O Fund has signed compensation letter agreements with each of Messrs. Kramer, McCreary and Traub, pursuant to which Starboard agrees to pay each of Messrs. Kramer, McCreary and Traub: (i) $10,000 in cash as a result of the submission by Starboard V&O Fund of its nomination of each of Messrs. Kramer, McCreary and Traub to the Company and (ii) $10,000 in cash upon the filing of a definitive proxy statement with the SEC relating to the solicitation of proxies in favor of each of Messrs. Kramer, McCreary and Traub election as a director at the Annual Meeting.  Pursuant to the compensation letter agreements, each of Messrs. Kramer, McCreary and Traub has agreed to use the after-tax proceeds from such compensation to acquire securities of the Company (the “Nominee Shares”).  If elected or appointed to serve as a director of the Board, each of Messrs. Kramer, McCreary and Traub agrees not to sell, transfer or otherwise dispose of any Nominee Shares within two years of his election or appointment as a director; provided, however, in the event that the Company enters into a business combination with a third party, each of Messrs. Kramer, McCreary and Traub may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

On September 12, 2011, the Nominees and the members of Starboard entered into a Joint Filing and Solicitation Agreement in which, among other things, (a) they agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer, (b) they agreed to solicit proxies or written consents for the election of the Nominees at the Annual Meeting, and (c) Starboard V&O Fund and Starboard LLC agreed to bear all expenses incurred in connection with respect to this solicitation, subject to certain limitations.

Other than as stated herein, there are no arrangements or understandings between members of Starboard and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the Shares represented by the enclosed WHITE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law.  In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, Shares represented by the enclosed WHITE proxy card will be voted for such substitute nominee(s).  We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Starboard that any attempt to increase the size of the current Board constitutes an unlawful manipulation of the Company’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL NO. 2

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit and Corporate Governance Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2012.  We do not object to the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, for the fiscal year ending June 30, 2012.

WE DO NOT OPPOSE THIS RATIFICATION PROPOSAL.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, we believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Shares.

Shares represented by properly executed WHITE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the current Board, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011, [ADDITIONAL PROPOSALS], and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate three candidates for election as Class I directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed WHITE proxy card may only be voted for our Nominees and does not confer voting power with respect to the Company’s nominees.  The participants in this solicitation intend to vote all of their Shares in favor of the Nominees.

QUORUM; DISCRETIONARY VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Shares present in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.  Shares that abstain from voting, and Shares held by a broker nominee in “street name” which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists.  Broker non-votes will have no effect on the outcome of the vote with respect to the matters to be brought before the Annual Meeting.

VOTES REQUIRED FOR APPROVAL

Vote required for the election of directors.  According to the Company’s proxy statement, directors will be elected at the meeting by a plurality of the votes cast.  Abstentions will have no effect on the election of directors.

Vote required for the ratification of the appointment of Ernst & Young LLP.  According to the Company’s proxy statement, if a quorum is present, the affirmative vote of a majority of the vote of Shares present, in person or by proxy, at the Annual Meeting and actually cast will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.  In connection with ratification of the appointment of Ernst & Young LLP, abstentions will have the effect of a vote “AGAINST”.

Say-on-Pay and Say-on-Pay Frequency Proposals.  [___________________________]

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Starboard in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to the Company at 955 East Arques Avenue, Sunnyvale, California  94085 or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Starboard in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally, Okapi Partners may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Starboard.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Starboard V&O Fund has entered into an agreement with Okapi Partners for solicitation and advisory services in connection with this solicitation, for which Okapi Partners will receive a fee not to exceed $______, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Okapi Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Starboard V&O Fund has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  Starboard V&O Fund will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Okapi Partners will employ approximately ____ persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Starboard. Costs of this solicitation of proxies are currently estimated to be approximately $_____.  Starboard estimates that through the date hereof its expenses in connection with this solicitation are approximately $_______.  Starboard intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation.  Starboard does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The Nominees and the members of Starboard are participants in this solicitation.  The principal business of Starboard V&O Fund is serving as a private investment fund.  Starboard V&O Fund has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance stockholder value.  Starboard LLC has been formed for the purpose of investing in securities and engaging in all related activities and transactions. Starboard Value LP provides investment advisory and management services and acts as the investment manager of Starboard V&O Fund and the manager of Starboard LLC.  The principal business of Starboard Value GP is providing a full range of investment advisory, pension advisory and management services and serving as the general partner of Starboard Value LP.  The principal business of Principal Co is providing investment advisory and management services.  Principal Co is a member of Starboard Value GP.  Principal GP serves as the general partner of Principal Co.  Messrs. Feld, Smith and Mitchell serve as members of Principal GP and the members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP.

The address of the principal office of each of Starboard LLC, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP, and Messrs. Feld, Smith and Mitchell is 599 Lexington Avenue, 19th Floor, New York, New York 10022.  The address of the principal office of Starboard V&O Fund is c/o Citco Fund Services (Cayman Islands) Limited, Regatta Office Park, Windward 1, 2nd Floor, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands.

As of the date hereof, Starboard V&O Fund beneficially owned 3,136,832 Shares.  As of the date hereof, Starboard LLC beneficially owned 1,632,120 Shares.  Starboard Value LP, as the investment manager of Starboard V&O Fund and the manager of Starboard LLC, may be deemed the beneficial owner of the 4,768,952 Shares held directly by Starboard V&O Fund and Starboard LLC in the aggregate.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Feld, Smith and Mitchell, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 4,768,952 Shares held directly by Starboard V&O Fund and Starboard LLC.

The Shares purchased by each of Starboard V&O Fund and Starboard LLC were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Each participant in this solicitation, as a member of a “group” with the other participants for the purposes of Section 13(d)(3) of the Exchange Act, may be deemed to beneficially own the 4,805,952 Shares collectively owned in the aggregate by the participants.  Each participant in this solicitation disclaims beneficial ownership of the Shares he or it does not directly own.  For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Other than as discussed above, we are unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which we are not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed WHITE proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Stockholders who want the Company to consider including a proposal in the Company’s proxy statement for next year’s annual meeting must deliver it in writing to the Company at 955 East Arques Avenue, Sunnyvale, California  94085, Attention: Corporate Secretary, no later than _________, 2012.

The Bylaws provide that stockholders wishing to nominate a director or present a proposal at next year’s annual meeting, but not wishing to have such nomination or proposal included in the Company’s proxy statement, must submit specified information in writing to the Company at the above address no later than _________, 2012 but no sooner than __________, 2012.

The information set forth above regarding the procedures for submitting stockholder proposals and nominations for consideration at the Company’s next annual meeting of stockholders is based on information contained in the Company’s proxy statement.  The incorporation of this information in this Proxy Statement should not be construed as an admission by Starboard that such procedures are legal, valid or binding.

Other Information

We have omitted from this Proxy Statement certain disclosure that is included in the Company’s proxy statement relating to the Annual Meeting.  This disclosure includes, among other things, current biographical information on the Company’s directors, information concerning executive compensation, and other important information.  Although we do not have any knowledge indicating that any statement made by it herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on our behalf, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information.  See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the directors and management of the Company.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

_____________, 2011

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

All transactions were made in the open market

Shares of Common Stock Purchased	Date of Purchase

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

293,400	08/05/11
847,600	08/05/11
130,400	08/05/11
13,040	08/08/11
141,843	08/08/11
281,957	08/09/11
32,600	08/10/11
65,200	08/10/11
269,276	08/10/11
313,645	08/11/11
32,600	08/12/11
82,119	08/12/11
163,000	08/18/11
108,036	08/18/11
87,564	08/19/11
57,175	08/19/11
65,200	08/22/11
73,225	08/22/11
67,752	09/09/11
11,200	09/12/11

STARBOARD VALUE AND OPPORTUNITY S LLC

156,600	08/05/11
452,400	08/05/11
69,600	08/05/11
6,960	08/08/11
75,707	08/08/11
150,493	08/09/11
17,400	08/10/11
34,800	08/10/11
143,724	08/10/11
167,405	08/11/11
17,400	08/12/11
43,831	08/12/11
87,000	08/18/11
57,664	08/18/11
46,736	08/19/11
30,516	08/19/11
34,800	08/22/11
39,084	08/22/11

I-1

KENNETH H. TRAUB

20,000	09/09/11

JEFFREY MCCREARY
3,019	09/08/11
13,981	09/09/11

I-2

SCHEDULE II

The following table is reprinted from the Company’s proxy statement filed with the Securities and Exchange Commission on _________.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of __________, 2011 except as indicated, certain information regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to own beneficially more than 5% of our common stock,

•	each of our directors,

•	each named executive officer listed in the Summary Compensation Table below, and

•	all directors and executive officers as a group.

In the table below, percentage ownership is based upon __________ shares of common stock outstanding as of __________. Common stock subject to options that are currently exercisable or exercisable within 60 days of __________ are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other person. Unless otherwise indicated, the persons named have sole voting and investment power over the shares beneficially owned by them subject to community property laws. Where information is based on Schedule 13Gs filed by the named stockholder, the number of shares owned is as of the date for which information was provided in such schedule.

Beneficial Owner	Number of Shares Beneficially Owned	Percent

II-1

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many Shares you own, please give Starboard your proxy FOR the election of the Nominees by taking three steps:

●	SIGNING the enclosed WHITE proxy card,

●	DATING the enclosed WHITE proxy card, and

●	MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed WHITE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Stockholders Call Toll-Free at: 1-877-274-8654 E-mail: info@okapipartners.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED SEPTEMBER 21, 2011

WHITE PROXY CARD

MIPS TECHNOLOGIES, INC.

2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

THE BOARD OF DIRECTORS OF MIPS TECHNOLOGIES, INC. IS NOT SOLICITING THIS PROXY

P            R            O            X            Y

The undersigned appoints ______________ and ______________, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of MIPS Technologies, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2011 Annual Meeting of Stockholders of the Company scheduled to be held on _______, 2011 at ____ _.m. local time at _____ located at _____ _______, _______, ______ _____ (including at any adjournments or postponements thereof and at any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Starboard Value and Opportunity Master Fund Ltd (“Starboard”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse and the completion of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting

Starboard’s Proxy Statement and this WHITE proxy card are available at _____________________________

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark vote as in this example

STARBOARD RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2

1.	STARBOARD’S PROPOSAL TO ELECT DIRECTORS:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW

Nominees:	Robert Kramer Jeffrey S. McCreary Jeffrey C. Smith Kenneth H. Traub	[ ]	[ ]	[ ] ________________ ________________

2.	THE COMPANY’S PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2012 FISCAL YEAR:

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.